                                   EXHIBIT 11
                             Flagstar Bancorp, Inc.
                      Computation of Net Earnings per Share


Net earnings per share - basic and net earnings per share - diluted are computed by dividing this amount by the weighted average number of common stock and common stock equivalents outstanding during the period, respectively.

                                                         For the three months               For the nine months
                                                          ended September 30,               ended September 30,
                                                        2005              2004            2005              2004
                                                    -------------     -------------    ------------     -------------
                                                                   (In thousands, except share data)

Net Earnings                                        $    9,460        $   39,991      $    57,038      $   118,138

Average common shares outstanding                       62,288            61,251           61,945           61,251

Net earnings per share - basic                      $     0.15        $     0.65      $      0.92      $      1.94

Average common share equivalents outstanding            64,186            64,148           64,118           64,148

Net earnings per share - diluted                    $     0.15        $     0.62      $      0.89      $      1.84